EXHIBIT 13.2

Condensed consolidated statement of income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $ except per share amounts)	2013	2012	2013	2012

Revenues
Natural gas pipelines	1,031	1,034	2,188	2,119
Oil pipelines	278	251	549	510
Energy	700	562	1,524	1,163
	2,009	1,847	4,261	3,792
Income from Equity Investments	153	65	246	125
Operating and Other Expenses
Plant operating costs and other	648	627	1,289	1,219
Commodity purchases resold	283	208	659	421
Property taxes	106	100	215	215
Depreciation and amortization	356	346	723	690
	1,393	1,281	2,886	2,545
Financial Charges/(Income)
Interest expense	252	239	510	481
Interest income and other	11	(5)	(2)	(36)
	263	234	508	445
Income before Income Taxes	506	397	1,113	927
Income Taxes (Recovery)/Expense
Current	(36)	39	43	95
Deferred	134	46	170	119
	98	85	213	214
Net Income	408	312	900	713
Net income attributable to non-controlling interests	23	26	54	61
Net Income Attributable to Controlling Interests	385	286	846	652
Preferred share dividends	20	14	35	28
Net Income Attributable to Common Shares	365	272	811	624
Net Income per Common Share
Basic and diluted	$0.52	$0.39	$1.15	$0.89
Dividends Declared per Common Share	$0.46	$0.44	$0.92	$0.88
Weighted Average Number of Common Shares (millions)
Basic	707	704	706	704
Diluted	708	705	707	705

See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of comprehensive income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2013	2012	2013	2012

Net Income	408	312	900	713
Other Comprehensive Income, Net of Income Taxes
Foreign currency translation gains on investments in foreign operations	225	114	336	7
Change in fair value of net investment hedges	(135)	(61)	(184)	(23)
Change in fair value of cash flow hedges	(44)	28	(23)	(17)
Reclassification to net income of gains on cash flow hedges	11	27	7	72
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	6	4	12	14
Other comprehensive (loss)/income on equity investments	(2)	(3)	(3)	2
Other comprehensive income (Note 7)	61	109	145	55
Comprehensive Income	469	421	1,045	768
Comprehensive income attributable to non-controlling interests	60	46	111	64
Comprehensive Income Attributable to Controlling Interests	409	375	934	704
Preferred share dividends	20	14	35	28
Comprehensive Income Attributable to Common Shares	389	361	899	676

See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of cash flows

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2013	2012	2013	2012

Cash Generated from Operations
Net income	408	312	900	713
Depreciation and amortization	356	346	723	690
Deferred income taxes	134	46	170	119
Income from equity investments	(153)	(65)	(246)	(125)
Distributed earnings received from equity investments	180	74	264	157
Employee post-retirement benefits funding lower than expense	11	5	26	12
Other	19	11	34	34
(Increase)/decrease in operating working capital	(114)	14	(324)	(155)
Net cash provided by operations	841	743	1,547	1,445
Investing Activities
Capital expenditures	(1,109)	(397)	(2,038)	(861)
Equity investments	(39)	(197)	(71)	(413)
Acquisition	(55)	-	(55)	-
Deferred amounts and other	(144)	79	(164)	42
Net cash used in investing activities	(1,347)	(515)	(2,328)	(1,232)
Financing Activities
Dividends on common and preferred shares	(351)	(324)	(666)	(634)
Distributions paid to non-controlling interests	(35)	(35)	(70)	(68)
Notes payable issued, net	1,388	635	559	589
Long-term debt issued, net of issue costs	10	1	744	493
Repayment of long-term debt	(695)	(222)	(709)	(770)
Common shares issued, net of issue costs	23	4	55	18
Partnership units of subsidiary issued, net of issue costs	384	-	384	-
Preferred shares issued, net of issue costs	(1)	-	585	-
Net cash provided by/(used in) financing activities	723	59	882	(372)
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	14	7	22	(5)
Increase/(decrease) in Cash and Cash Equivalents	231	294	123	(164)
Cash and Cash Equivalents
Beginning of period	443	196	551	654
Cash and Cash Equivalents
End of period	674	490	674	490

See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated balance sheet

		June 30	December 31
	(unaudited - millions of Canadian $)	2013	2012

	ASSETS
	Current Assets
	Cash and cash equivalents	674	551
	Accounts receivable	1,051	1,052
	Inventories	224	224
	Other	816	997
		2,765	2,824
	Plant, Property and Equipment, net of accumulated depreciation of $17,327 and $16,540, respectively	35,699	33,713
	Equity Investments	5,412	5,366
	Goodwill	3,653	3,458
	Regulatory Assets	1,921	1,629
	Intangible and Other Assets	1,433	1,343
		50,883	48,333
	LIABILITIES
	Current Liabilities
	Notes payable	2,900	2,275
	Accounts payable and other	1,968	2,344
	Accrued interest	380	368
	Current portion of long-term debt	1,477	894
		6,725	5,881
	Regulatory Liabilities	226	268
	Other Long-Term Liabilities	926	882
	Deferred Income Tax Liabilities	4,088	3,953
	Long-Term Debt	18,222	18,019
	Junior Subordinated Notes	1,050	994
		31,237	29,997
	EQUITY
	Common shares, no par value	12,131	12,069
Issued and outstanding:	June 30, 2013 - 707 million shares
	December 31, 2012 - 705 million shares
	Preferred shares	1,813	1,224
	Additional paid-in capital	404	379
	Retained earnings	4,846	4,687
	Accumulated other comprehensive loss (Note 7)	(1,360)	(1,448)
	Controlling Interests	17,834	16,911
	Non-controlling interests	1,812	1,425
		19,646	18,336
		50,883	48,333
	Contingencies and Guarantees (Note 11)
	Subsequent Events (Note 12)

See accompanying notes to the condensed consolidated financial statements.

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Condensed consolidated statement of equity

	six months ended
	June 30
(unaudited - millions of Canadian $)	2013	2012

Common Shares
Balance at beginning of period	12,069	12,011
Shares issued on exercise of stock options	62	19
Balance at end of period	12,131	12,030
Preferred Shares
Balance at beginning of period	1,224	1,224
Shares issued, net of issue costs	589	-
Balance at end of period	1,813	1,224
Additional Paid-In Capital
Balance at beginning of period	379	380
Exercise of stock options, net of issuances	(4)	-
Dilution impact from TC PipeLines, LP units issued	29	-
Balance at end of period	404	380
Retained Earnings
Balance at beginning of period	4,687	4,628
Net income attributable to controlling interests	846	652
Common share dividends	(650)	(620)
Preferred share dividends	(37)	(28)
Balance at end of period	4,846	4,632
Accumulated Other Comprehensive Loss
Balance at beginning of period	(1,448)	(1,449)
Other comprehensive income	88	52
Balance at end of period	(1,360)	(1,397)
Equity Attributable to Controlling Interests	17,834	16,869
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,425	1,465
Net income attributable to non-controlling interests
TC PipeLines, LP	36	47
Preferred share dividends of TCPL	11	11
Portland	7	3
Other comprehensive income attributable to non-controlling interests	57	3
Sale of TC PipeLines, LP units
Proceeds, net of issue costs	384	-
Decrease in TransCanada’s ownership	(47)	-
Distributions to non-controlling interests	(70)	(68)
Foreign exchange and other	9	-
Balance at end of period	1,812	1,461
Total Equity	19,646	18,330

See accompanying notes to the condensed consolidated financial statements.

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Notes to condensed consolidated financial statements
(unaudited)

1.	Basis of Presentation

These condensed consolidated financial statements of TransCanada Corporation (TransCanada or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TransCanada’s annual audited consolidated financial statements for the year ended December 31, 2012. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TransCanada’s 2012 Annual Report.

These condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect the financial position and results of operations for the respective periods.  These condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2012 audited consolidated financial statements included in TransCanada’s 2012 Annual Report.  Certain comparative figures have been reclassified to conform with the current period’s presentation.

Earnings for interim periods may not be indicative of results for the fiscal year in the Company’s Natural Gas Pipelines segment due to the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines.  Earnings for interim periods may also not be indicative of results for the fiscal year in the Company’s Energy segment due to the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and non-regulated gas storage facilities.

USE OF ESTIMATES AND JUDGEMENTS
In preparing these financial statements, TransCanada is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgement in making these estimates and assumptions. In the opinion of management, these condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the consolidated financial statements for the year ended December 31, 2012, except as described in Note 2, Changes in accounting policies.

2.	Changes in Accounting Policies

CHANGES IN ACCOUNTING POLICIES FOR 2013

Balance Sheet Offsetting/Netting
Effective January 1, 2013, the Company adopted the ASU on disclosures about balance sheet offsetting as issued by the FASB to enable understanding of the effects of netting arrangements on the Company’s financial position. Adoption of the ASU has resulted in increased qualitative and quantitative disclosures regarding certain derivative instruments that are either offset in accordance with current U.S. GAAP or are subject to a master netting arrangement or similar agreement.

Accumulated Other Comprehensive Income
Effective January 1, 2013, the Company adopted the ASU on reporting of amounts reclassified out of AOCI as issued by the FASB. Adoption of the ASU has resulted in providing additional qualitative and quantitative disclosures regarding significant amounts reclassified out of accumulated other comprehensive income into net income.

FUTURE ACCOUNTING CHANGES

Obligations Resulting from Joint and Several Liability Arrangements
In February 2013, the FASB issued guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. Examples of obligations within the scope of this ASU include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. This ASU is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements, but does not expect it to have a material impact.

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Foreign Currency Matters - Cumulative Translation Adjustment
In March 2013, the FASB issued amended guidance related to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business. This ASU is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. Early adoption is permitted as of the beginning of the entity's fiscal year. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements, but does not expect it to have a material impact.

3.	Segmented Information

three months ended June 30	Natural gas pipelines		Oil pipelines		Energy		Corporate		Total
(unaudited - millions of Canadian $)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Revenues	1,031	1,034	278	251	700	562	-	-	2,009	1,847
Income from equity investments	29	37	-	-	124	28	-	-	153	65
Plant operating costs and other	(339)	(330)	(82)	(68)	(210)	(214)	(17)	(15)	(648)	(627)
Commodity purchases resold	-	-	-	-	(283)	(208)	-	-	(283)	(208)
Property taxes	(77)	(75)	(10)	(7)	(19)	(18)	-	-	(106)	(100)
Depreciation and amortization	(245)	(234)	(37)	(36)	(69)	(72)	(5)	(4)	(356)	(346)
	399	432	149	140	243	78	(22)	(19)	769	631
Interest expense									(252)	(239)
Interest income and other									(11)	5
Income before Income Taxes									506	397
Income taxes expense									(98)	(85)
Net Income									408	312
Net Income Attributable to Non-Controlling Interests									(23)	(26)
Net Income Attributable to Controlling Interests									385	286
Preferred Share Dividends									(20)	(14)
Net Income Attributable to Common Shares									365	272

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six months ended June 30	Natural gas pipelines		Oil pipelines		Energy		Corporate		Total
(unaudited - millions of Canadian $)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Revenues	2,188	2,119	549	510	1,524	1,163	-	-	4,261	3,792
Income from equity investments	69	83	-	-	177	42	-	-	246	125
Plant operating costs and other	(657)	(657)	(161)	(137)	(420)	(381)	(51)	(44)	(1,289)	(1,219)
Commodity purchases resold	-	-	-	-	(659)	(421)	-	-	(659)	(421)
Property taxes	(155)	(154)	(23)	(24)	(37)	(37)	-	-	(215)	(215)
Depreciation and amortization	(498)	(466)	(74)	(72)	(143)	(145)	(8)	(7)	(723)	(690)
	947	925	291	277	442	221	(59)	(51)	1,621	1,372
Interest expense									(510)	(481)
Interest income and other									2	36
Income before Income Taxes									1,113	927
Income taxes expense									(213)	(214)
Net Income									900	713
Net Income Attributable to Non-Controlling Interests									(54)	(61)
Net Income Attributable to Controlling Interests									846	652
Preferred Share Dividends									(35)	(28)
Net Income Attributable to Common Shares									811	624

TOTAL ASSETS

(unaudited - millions of Canadian $)	June 30, 2013	December 31, 2012

Natural Gas Pipelines	24,322	23,210
Oil Pipelines	11,667	10,485
Energy	13,400	13,157
Corporate	1,494	1,481
	50,883	48,333

4.	Income Taxes

At June 30, 2013, the total unrecognized tax benefit of uncertain tax positions was approximately $25 million (December 31, 2012 - $49 million). TransCanada recognizes interest and penalties related to income tax uncertainties in income tax expense. Included in net tax expense for the three and six months ended June 30, 2013 is nil and $1 million, respectively, of interest expense and nil for penalties (June 30, 2012 – nil and $1 million, respectively, of interest expense and nil for penalties). At June 30, 2013, the Company had $6 million accrued for interest expense and nil accrued for penalties (December 31, 2012 - $5 million accrued for interest expense and nil for penalties).

The effective tax rates for the six-month periods ended June 30, 2013 and 2012 were 19 per cent and 23 per cent, respectively. The lower effective tax rate in 2013 was a result of the impact of the NEB’s decision on the Canadian Restructuring Proposal and the enactment of certain Canadian Federal tax legislation.

TransCanada recognized a favourable income tax adjustment of approximately $25 million due to the enactment of certain Canadian Federal tax legislation in June 2013. Subject to the results of audit examinations by taxing authorities and other legislative amendments, TransCanada does not anticipate further adjustments to the unrecognized tax benefits during the next twelve months that would have a material impact on its financial statements.

5.	Long-Term Debt

In the three and six months ended June 30, 2013, TransCanada capitalized interest related to capital projects of $60 million and $115 million, respectively (June 30, 2012 - $76 million and $150 million, respectively).

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In January 2013, TransCanada PipeLines Limited issued US$750 million of 0.75 per cent senior notes due in 2016.

In June 2013, TransCanada PipeLines Limited retired US$350 million of 4.00 per cent senior notes.

6.	Equity and Share Capital

On May 22, 2013, TC PipeLines, LP completed a public offering of 8,855,000 common units at a price of $43.85 per unit, resulting in gross proceeds of approximately US$388 million. TransCanada contributed an additional approximate US$8 million to maintain its general partnership interest and did not purchase any other units. Upon completion of this offering, TransCanada’s ownership interest in TC PipeLines, LP decreased from 33.3 per cent to 28.9 per cent and an after-tax dilution impact of $29 million ($47 million pre-tax) was recorded in Additional Paid-In Capital.

PREFERRED SHARE ISSUE
In March 2013, TransCanada completed a public offering of 24 million Series 7 cumulative redeemable first preferred shares under its November 2011 equity base shelf prospectus. The Series 7 preferred shares were issued at $25 per share resulting in gross proceeds of $600 million. The holders of the Series 7 preferred shares are entitled to receive fixed cumulative dividends at an annual rate of $1.00 per share, payable quarterly. The dividend rate will reset on April 30, 2019 and every five years thereafter to a yield per annum equal to the sum of the then five year Government of Canada bond yield and 2.38 per cent. The preferred shares are redeemable by TransCanada on or after April 30, 2019 and on April 30 of every fifth year thereafter at a price of $25 per share plus accrued and unpaid dividends.

The Series 7 preferred shareholders will have the right to convert their shares into Series 8 cumulative redeemable first preferred shares on April 30, 2019 and on April 30 of every fifth year thereafter. The holders of Series 8 preferred shares will be entitled to receive quarterly floating rate cumulative dividends at a yield per annum equal to the sum of the then 90 day Government of Canada treasury bill rate and 2.38 per cent.

7.	Other Comprehensive Income And Accumulated Other Comprehensive Loss

Components of other comprehensive income including non-controlling interests and the related tax effects are as follows:

three months ended June 30, 2013 (unaudited - millions of Canadian $)	Before tax amount	Income tax recovery/(expense)	Net of tax amount

Foreign currency translation gains and losses on investments in foreign operations	170	55	225
Change in fair value of net investment hedges	(182)	47	(135)
Change in fair value of cash flow hedges	(68)	24	(44)
Reclassification to net income of gains and losses on cash flow hedges	18	(7)	11
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	7	(1)	6
Other comprehensive loss on equity investments	(3)	1	(2)
Other comprehensive income	(58)	119	61

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three months ended June 30, 2012 (unaudited - millions of Canadian $)	Before tax amount	Income tax recovery/(expense)	Net of tax amount

Foreign currency translation gains and losses on investments in foreign operations	84	30	114
Change in fair value of net investment hedges	(80)	19	(61)
Change in fair value of cash flow hedges	43	(15)	28
Reclassification to net income of gains and losses on cash flow hedges	47	(20)	27
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	5	(1)	4
Other comprehensive loss on equity investments	(3)	-	(3)
Other comprehensive income	96	13	109

six months ended June 30, 2013 (unaudited - millions of Canadian $)	Before tax amount	Income tax recovery/(expense)	Net of tax amount

Foreign currency translation gains and losses on investments in foreign operations	247	89	336
Change in fair value of net investment hedges	(248)	64	(184)
Change in fair value of cash flow hedges	(30)	7	(23)
Reclassification to net income of gains and losses on cash flow hedges	11	(4)	7
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	17	(5)	12
Other comprehensive loss on equity investments	(4)	1	(3)
Other comprehensive income	(7)	152	145

six months ended June 30, 2012 (unaudited - millions of Canadian $)	Before tax amount	Income tax recovery/(expense)	Net of tax amount

Foreign currency translation gains and losses on investments in foreign operations	(1)	8	7
Change in fair value of net investment hedges	(31)	8	(23)
Change in fair value of cash flow hedges	(36)	19	(17)
Reclassification to net income of gains and losses on cash flow hedges	113	(41)	72
Reclassification to net income of actuarial gains and losses and prior service costs on pension and other post-retirement benefit plans	11	3	14
Other comprehensive income on equity investments	3	(1)	2
Other comprehensive income	59	(4)	55

The changes in accumulated other comprehensive loss by component are as follows:

three months ended June 30, 2013 (unaudited - millions of Canadian $)	Currency translation adjustments	Cash flow hedges	Pension and OPEB plan adjustments	Total1

AOCI Balance at April 1, 2013	(665)	(95)	(624)	(1,384)
Other comprehensive income before reclassifications2	53	(45)	(1)	7
Amounts reclassified from accumulated other comprehensive loss3	-	11	6	17
Net current period other comprehensive income/(loss)	53	(34)	5	24
AOCI Balance at June 30, 2013	(612)	(129)	(619)	(1,360)

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1	All amounts are net of tax. Amounts in parentheses indicate losses.
2	Other comprehensive income before reclassifications on currency translation adjustments is net of non-controlling interest of $37 million.
3
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $77 million ($50 million, net of tax) at June 30, 2013. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

six months ended June 30, 2013 (unaudited - millions of Canadian $)	Currency translation adjustments	Cash flow hedges	Pension and OPEB plan adjustments	Total1

AOCI Balance at January 1, 2013	(707)	(110)	(631)	(1,448)
Other comprehensive income before reclassifications2	95	(26)	-	69
Amounts reclassified from accumulated other comprehensive loss3	-	7	12	19
Net current period other comprehensive income/(loss)	95	(19)	12	88
AOCI Balance at June 30, 2013	(612)	(129)	(619)	(1,360)

1	All amounts are net of tax. Amounts in parentheses indicate losses.
2	Other comprehensive income before reclassifications on currency translation adjustments is net of non-controlling interest of $57 million.
3
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $77 million ($50 million, net of tax) at June 30, 2013. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

Details about reclassifications out of accumulated other comprehensive loss are as follows:

	Amounts reclassified from accumulated other comprehensive loss1		Affected line item in the condensed
(unaudited - millions of Canadian $)	three months ended June 30, 2013	six months ended June 30, 2013	consolidated statement of income

Cash flow hedges
Power	(14)	(3)	Revenue (Energy)
Interest	(4)	(8)	Interest expense
	(18)	(11)	Total before tax
	7	4	Income tax expense
	(11)	(7)	Net of tax
Pension and other post-retirement plan adjustments
Amortization of net loss2	(7)	(17)	Total before tax
	1	5	Income tax expense
	(6)	(12)	Net of tax

1	All amounts in parentheses indicate expenses to the condensed consolidated statement of income.
2	These accumulated other comprehensive loss components are included in the computation of net benefit cost. Refer to Note 8 for additional detail.

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8.	Employee Post-Retirement Benefits

The net benefit cost recognized for the Company’s defined benefit pension plans and other post-retirement benefit plans is as follows:

	three months ended June 30				six months ended June 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2013	2012	2013	2012	2013	2012	2013	2012

Service cost	22	17	-	-	41	33	1	1
Interest cost	23	24	2	2	47	47	4	4
Expected return on plan assets	(29)	(29)	(1)	(1)	(58)	(57)	(1)	(1)
Amortization of actuarial loss	6	4	-	1	15	9	1	1
Amortization of past service cost	1	1	-	-	1	1	-	-
Amortization of regulatory asset	8	5	1	-	15	10	1	-
Amortization of transitional obligation related to regulated business	-	-	1	1	-	-	1	1
Net benefit cost recognized	31	22	3	3	61	43	7	6

9.	Risk Management and Financial Instruments

COUNTERPARTY CREDIT RISK
TransCanada’s maximum counterparty credit exposure with respect to financial instruments at the balance sheet date, without taking into account security held, consisted of accounts receivable, portfolio investments recorded at fair value, the fair value of derivative assets and notes, and loans and advances receivable. The carrying amounts and fair values of these financial assets, except amounts for derivative assets, are included in accounts receivable and other, and available for sale assets in the Non-Derivative Financial Instruments Summary table below. The majority of counterparty credit exposure is with counterparties that are investment grade or the exposure is supported by financial assurances provided by investment grade parties. The Company regularly reviews its accounts receivable and records an allowance for doubtful accounts as necessary using the specific identification method. At June 30, 2013, there were no significant amounts past due or impaired, and there were no significant credit losses during the year.

At June 30, 2013, the Company had a credit risk concentration of $263 million (December 31, 2012 - $259 million) due from a counterparty. This amount is expected to be fully collectible and is secured by a guarantee from the counterparty’s parent company.

NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency interest rate swaps, forward foreign exchange contracts and foreign exchange options.

U.S. DOLLAR-DENOMINATED DEBT DESIGNATED AS A NET INVESTMENT HEDGE

(unaudited - billions of Canadian $)	June 30, 2013	December 31, 2012

Carrying value	12.2 (US 11.7)	11.1 (US 11.2)
Fair value	14.2 (US 13.5)	14.3 (US 14.4)

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FAIR VALUE OF DERIVATIVES USED TO HEDGE OUR
U.S. DOLLAR INVESTMENT IN FOREIGN OPERATIONS

(unaudited - millions of Canadian $)	June 30, 2013	December 31, 2012

Other current assets	30	71
Intangible and other assets	2	47
Accounts payable and other	52	6
Other long-term liabilities	146	30

The fair values and notional principal amounts for the derivatives designated as a net investment hedge were as follows:

	June 30, 2013		December 31, 2012
Asset/(liability) (unaudited - millions of Canadian $)	Fair Value1	Notional or principal amount	Fair value1	Notional or principal amount

U.S. dollar cross-currency swaps
(maturing 2013 to 2019)2	(137)	US 3,900	82	US 3,800
U.S. dollar forward foreign exchange contracts
(maturing 2013 to 2014)	(29)	US 1,050	-	US 250
	(166)	US 4,950	82	US 4,050

1	Fair values equal carrying values.
2
Net Income in the three and six months ended June 30, 2013 included net realized gains of $7 million and $14 million, respectively, (2012 - gains of $7 million and $14 million, respectively) related to the interest component of cross-currency swap settlements.

FINANCIAL INSTRUMENTS

Non-Derivative Financial Instruments Summary
The carrying and fair values of non-derivative financial instruments are as follows:

	June 30, 2013		December 31, 2012
(unaudited - millions of Canadian $)	Carrying amount1	Fair value2	Carrying amount1	Fair value2

Financial assets
Cash and cash equivalents	674	674	551	551
Accounts receivable and other3	1,301	1,350	1,288	1,337
Available for sale assets	47	47	44	44
	2,022	2,071	1,883	1,932
Financial liabilities4
Notes payable	2,900	2,900	2,275	2,275
Accounts payable and other long-term liabilities5	1,114	1,114	1,535	1,535
Accrued interest	380	380	368	368
Long-term debt	19,699	23,474	18,913	24,573
Junior subordinated notes	1,050	1,105	994	1,054
	25,143	28,973	24,085	29,805

1
Recorded at amortized cost, except for US$200 million (December 31, 2012 - US$350 million) of long-term debt that is attributed to hedged risk and recorded at fair value. This debt, which is recorded at fair value on a recurring basis, is classified in Level II of the fair value hierarchy using the income approach based on interest rates from external data service providers.

2
The fair value measurement of financial assets and liabilities recorded at amortized cost for which the fair value is not equal to the carrying value would be included in Level II of the fair value hierarchy using the income approach based on interest rates from external data service providers.

3
At June 30, 2013, financial assets of $1.1 billion (December 31, 2012 - $1.1 billion) are included in accounts receivable, $72 million (December 31, 2012 - $40 million) in other current assets and $225 million (December 31, 2012 - $240 million) in intangible and other assets.

4
Condensed consolidated statement of income in the three and six months ended June 30, 2013 included gains of $3 million and losses of $7 million, respectively, (2012 - gains of $3 million and losses of $12 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$200 million of long-term debt at June 30, 2013 (December 31, 2012 - US$350 million). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

5
At June 30, 2013, financial liabilities of $1.1 billion (December 31, 2012 - $1.5 billion) are included in accounts payable and $36 million (December 31, 2012 - $38 million) in other long-term liabilities.

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Derivative Instruments Summary
Information for the Company’s derivative instruments for 2013, excluding hedges of the Company’s net investment in foreign operations, is as follows:

(unaudited - millions of Canadian $ unless noted otherwise)	Power	Natural gas	Foreign exchange	Interest

Derivative instruments held for trading1
Fair values2
Assets	$141	$70	$-	$11
Liabilities	$(183)	$(99)	$(17)	$(11)
Notional values
Volumes3
Sales	35,445	64	-	-
Purchases	34,750	102	-	-
Canadian dollars	-	-	-	620
U.S. dollars	-	-	US 1,274	US 200
Net unrealized gains/(losses) in the period4
three months ended June 30, 2013	$5	$(21)	$(10)	$-
six months ended June 30, 2013	$(3)	$(12)	$(16)	$-
Net realized losses in the period4
three months ended June 30, 2013	$(29)	$(5)	$(6)	$-
six months ended June 30, 2013	$(36)	$(7)	$(7)	$-
Maturity dates	2013-2017	2013-2016	2013-2014	2013-2016
Derivative instruments in hedging relationships5,6
Fair values2
Assets	$37	$-	$-	$7
Liabilities	$(103)	$(1)	$(1)	$-
Notional values
Volumes3
Sales	6,283	-	-	-
Purchases	13,206	-	-	-
U.S. dollars	-	-	US 15	US 200
Cross-currency	-	-	-	-
Net realized (losses)/gains in the period4
three months ended June 30, 2013	$(84)	$(1)	$-	$2
six months ended June 30, 2013	$(11)	$(1)	$-	$4
Maturity dates	2013-2018	2013	2014	2015

1
All derivative instruments held for trading have been entered into for risk management purposes and are subject to the Company’s risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company’s exposures to market risk.

2	Fair values equal carrying values.
3	Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.
4
Realized and unrealized gains and losses on held for trading derivative instruments used to purchase and sell power and natural gas are included net in revenues. Realized and unrealized gains and losses on interest rate and foreign exchange derivative financial instruments held for trading are included in interest expense and interest income and other, respectively. The effective portion of the change in fair value of derivative instruments in hedging relationships is initially recognized in OCI and reclassified to revenues, interest expense and interest income and other, as appropriate, as the original hedged item settles.

5
All hedging relationships are designated as cash flow hedges except for interest rate derivative financial instruments designated as fair value hedges with a fair value of $7 million and a notional amount of US$200 million. For the three and six months ended June 30, 2013, net realized gains on fair value hedges were $2 million and $4 million, respectively and were included in interest expense. For the three and six months ended June 30, 2013, the Company did not record any amounts in net income related to ineffectiveness for fair value hedges.

6
For the three and six months ended June 30, 2013 there were no gains or losses included in Net Income for discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

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Derivative Instruments Summary
Information for the Company’s derivative instruments for 2012, excluding hedges of the Company’s net investment in foreign operations, is as follows:

(unaudited – millions of Canadian $ unless noted otherwise)	Power	Natural gas	Foreign exchange	Interest
Derivative instruments held for trading1
Fair values2,3
Assets	$139	$88	$1	$14
Liabilities	$(176)	$(104)	$(2)	$(14)
Notional values3
Volumes4
Sales	31,066	65	-	-
Purchases	31,135	83	-	-
Canadian dollars	-	-	-	620
U.S. dollars	-	-	US 1,408	US 200
Net unrealized (losses)/gains in the period5
three months ended June 30, 2012	$(12)	$4	$(14)	$-
six months ended June 30, 2012	$(19)	$(10)	$(8)	$-
Net realized (losses)/gains in the period5
three months ended June 30, 2012	$(6)	$(5)	$6	$-
six months ended June 30, 2012	$9	$(15)	$15	$-
Maturity dates	2013 -2017	2013-2016	2013	2013-2016
Derivative instruments in hedging relationships 6,7
Fair values2,3
Assets	$76	$-	$-	$10
Liabilities	$(97)	$(2)	$(38)	$-
Notional values3
Volumes4
Sales	7,200	-	-	-
Purchases	15,184	1	-	-
U.S. dollars	-	-	US 12	US 350
Cross-currency	-	-	136/US 100
Net realized (losses)/gains in the period5
three months ended June 30, 2012	$(26)	$(8)	$-	$2
six months ended June 30, 2012	$(58)	$(14)	$-	$3
Maturity dates	2013-2018	2013	2013-2014	2013-2015

1
All derivative instruments held for trading have been entered into for risk management purposes and are subject to the Company’s risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company’s exposures to market risk.

2	Fair values equal carrying values.
3	As at December 31, 2012.
4	Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.
5
Realized and unrealized gains and losses on held for trading derivative instruments used to purchase and sell power and natural gas are included net in revenues. Realized and unrealized gains and losses on interest rate and foreign exchange derivative financial instruments held for trading are included in interest expense and interest income and other, respectively. The effective portion of change in fair value of derivative instruments in hedging relationships is initially recognized in OCI and reclassified to revenues, interest expense and interest income and other, as appropriate, as the original hedged item settles.

6
All hedging relationships are designated as cash flow hedges except for interest rate derivative financial instruments designated as fair value hedges with a fair value of $10 million and a notional amount of US$350 million. Net realized gains on fair value hedges for the three and six months ended June 30, 2012 were $2 million and $4 million, respectively, and were included in Interest expense. In the three and six months ended June 30, 2012, the Company did not record any amounts in Net Income related to ineffectiveness for fair value hedges.

7
For the three and six months ended June 30, 2012, there were no gains or losses included in net income for discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

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BALANCE SHEET PRESENTATION OF DERIVATIVE INSTRUMENTS
The fair value of the derivative instruments in the Company’s balance sheet is as follows:

(unaudited - millions of Canadian $)	June 30, 2013	December 31, 2012

Current
Other current assets	187	259
Accounts payable and other	(341)	(283)
Long term
Intangible and other assets	111	187
Other long-term liabilities	(272)	(186)

DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
The components of other comprehensive income (OCI) related to derivatives in cash flow hedging relationships are as follows:

Cash flow hedges1 three months ended June 30			Natural		Foreign
(unaudited – millions of	Power		gas		exchange		Interest
Canadian $, pre-tax)	2013	2012	2013	2012	2013	2012	2013	2012

Change in fair value of derivative instruments recognized in OCI (effective portion)	(70)	44	-	(4)	2	4	-	-
Reclassification of gains and losses on derivative instruments from AOCI to net income (effective portion)	12	28	2	15	-	-	4	4
Gains and losses on derivative instruments recognized in earnings (ineffective portion)	(2)	7	-	1	-	-	-	-

1	No amounts have been excluded from the assessment of hedge effectiveness.

Cash flow hedges1 six months ended June 30			Natural		Foreign
(unaudited – millions of	Power		gas		exchange		Interest
Canadian $, pre-tax)	2013	2012	2013	2012	2013	2012	2013	2012

Change in fair value of derivative instruments recognized in OCI (effective portion)	(34)	(22)	-	(14)	4	1	-	-
Reclassification of gains and losses on derivative instruments from AOCI to net income (effective portion)	1	75	2	28	-	-	8	10
Gains and losses on derivative instruments recognized in earnings (ineffective portion)	(7)	1	-	(1)	-	-	-	-

1	No amounts have been excluded from the assessment of hedge effectiveness.

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OFFSETTING OF DERIVATIVE INSTRUMENTS
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TransCanada has no master netting agreements, however, similar contracts are entered into containing rights of offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis in the balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at June 30, 2013 (unaudited - millions of Canadian $)	Gross derivative instruments presented in the balance sheet	Amounts available for offset1	Net amounts

Derivative - Asset
Power	178	(142)	36
Natural gas	70	(67)	3
Foreign exchange	32	(32)	-
Interest	18	(3)	15
Total	298	(244)	54
Derivative - Liability
Power	(286)	142	(144)
Natural gas	(100)	67	(33)
Foreign exchange	(216)	32	(184)
Interest	(11)	3	(8)
Total	(613)	244	(369)

1	Amounts available for offset do not include cash collateral pledged or received.

With respect to all financial arrangements, including the derivative instruments presented above, as at June 30, 2013, the Company had provided cash collateral of $201 million and letters of credit of $65 million to its counterparties. The Company held $1 million in cash collateral and $2 million in letters of credit on asset exposures at June 30, 2013.

The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis as at December 31, 2012:

at December 31, 2012 (unaudited - millions of Canadian $)	Gross derivative instruments presented in the balance sheet	Amounts available for offset1	Net amounts

Derivative - Asset
Power	215	(132)	83
Natural gas	88	(83)	5
Foreign exchange	119	(37)	82
Interest	24	(6)	18
Total	446	(258)	188
Derivative - Liability
Power	(273)	132	(141)
Natural gas	(106)	83	(23)
Foreign exchange	(76)	37	(39)
Interest	(14)	6	(8)
Total	(469)	258	(211)

1	Amounts available for offset do not include cash collateral pledged or received.

With respect to all financial arrangements, including the derivative instruments presented above as at December 31, 2012, the Company had provided cash collateral of $189 million and letters of credit of $45 million to its counterparties. The Company held $2 million in cash collateral and $5 million in letters of credit on asset exposures at December 31, 2012.

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CREDIT RISK RELATED CONTINGENT FEATURES
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade.

Based on contracts in place and market prices at June 30, 2013, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $36 million (December 31, 2012 - $37 million), for which the Company had provided collateral in the normal course of business of nil (December 31, 2012 - nil). If the credit-risk-related contingent features in these agreements were triggered on June 30, 2013, the Company would have been required to provide collateral of $36 million (December 31, 2012 - $37 million) to its counterparties. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.

The Company feels it has sufficient liquidity in the form of cash and undrawn committed revolving bank lines to meet these contingent obligations should they arise.

FAIR VALUE HIERARCHY
The Company’s assets and liabilities recorded at fair value have been classified into three categories based on the fair value hierarchy.

Levels	How fair value has been determined
Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.
Level II
Valuation based on the extrapolation of inputs, other than quoted prices included within Level I, for which all significant inputs are observable directly or indirectly.

Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and power and natural gas commodity derivatives where fair value is determined using the market approach.

Transfers between Level I and Level II would occur when there is a change in market circumstances.

Level III
Valuation of assets and liabilities measured on a recurring basis using a market approach based on inputs that are unobservable and significant to the overall fair value measurement. This category includes long-dated commodity transactions in certain markets where liquidity is low. Long-term electricity prices are estimated using a third-party modeling tool which takes into account physical operating characteristics of generation facilities in the markets in which we operate.

Model inputs include market fundamentals such as fuel prices, power supply additions and retirements, power demand, seasonal hydro conditions and transmission constraints. Long-term North American natural gas prices are based on a view of future natural gas supply and demand, as well as exploration and development costs. Significant decreases in fuel prices or demand for electricity or natural gas, or increases in the supply of electricity or natural gas is expected to or may result in a lower fair value measurement of contracts included in Level III.

Assets and liabilities measured at fair value can fluctuate between Level II and Level III depending on the proportion of the value of the contract that extends beyond the time frame for which inputs are considered to be observable. As contracts near maturity and observable market data becomes available, they are transferred out of Level III and into Level II.

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The fair value of the Company’s assets and liabilities measured on a recurring basis, including both current and non-current portions, are categorized as follows:

	Quoted prices in active markets (Level I)1		Significant other observable inputs (Level II)1,2		Significant unobservable inputs (Level III)2		Total
(unaudited - millions of Canadian $, pre-tax)	Jun 30 2013	Dec 31 2012	Jun 30 2013	Dec 31 2012	Jun 30 2013	Dec 31 2012	Jun 30 2013	Dec 31 2012

Derivative instrument assets:
Power commodity contracts	-	-	171	213	7	2	178	215
Natural gas commoditycontracts	65	75	5	13	-	-	70	88
Foreign exchange contracts	-	-	32	119	-	-	32	119
Interest rate contracts	-	-	18	24	-	-	18	24
Derivative Instrument Liabilities:
Power commodity contracts	-	-	(279)	(269)	(7)	(4)	(286)	(273)
Natural gas commoditycontracts	(85)	(95)	(15)	(11)	-	-	(100)	(106)
Foreign exchange contracts	-	-	(216)	(76)	-	-	(216)	(76)
Interest rate contracts	-	-	(11)	(14)	-	-	(11)	(14)
Non-derivative financial instruments:
Available for sale assets	-	-	47	44	-	-	47	44
	(20)	(20)	(248)	43	-	(2)	(268)	21

1	There were no transfers between Level I and Level II for the six months ended June 30, 2013 and 2012.
2	There were no transfers between Level II and Level III for the six months ended June 30, 2013 and 2012.

The following table presents the net change in the Level III fair value category:

	Derivatives1
	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, pre-tax)	2013	2012	2013	2012

Balance at beginning of period	1	(11)	(2)	(15)
Settlements	1	(1)	1	(1)
Transfers out of Level III	(1)	1	(1)	1
Total (losses)/gains included in OCI	(1)	18	2	22
Balance at end of period	-	7	-	7

1
For the three and six months ended June 30, 2013 the unrealized gains or losses included in net income attributed to derivatives in the level III category that were still held at the reporting date was nil (2012 - nil).

A 10 per cent increase or decrease in commodity prices, with all other variables held constant, would result in a $5 million decrease or increase, respectively, in the fair value of outstanding derivative instruments included in Level III as at June 30, 2013.

10.	Acquisition

On June 28, 2013, TransCanada acquired the first of nine Ontario solar power facilities from Canadian Solar Solutions Inc. for $55 million. TransCanada measured the assets and liabilities acquired at fair value with substantially all of the purchase price allocated to Plant, Property and Equipment. The combined capacity of the nine projects is 86 MW and the cost of the portfolio will be approximately $470 million.

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TransCanada anticipates the remaining eight projects will come into service and be acquired by the end of 2014. The renewable energy produced from these projects will be sold to the Ontario Power Authority under a series of 20-year PPAs.

11.	Contingencies and Guarantees

TransCanada and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business.  While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.

Amounts received under the Bruce B floor price mechanism within a calendar year are subject to repayment if the monthly average spot price exceeds the floor price.  With respect to 2013, TransCanada currently expects spot prices to be less than the floor price for the year, therefore no amounts received under the floor price mechanism in the first six months of 2013 are expected to be repaid.

GUARANTEES

TransCanada and its joint venture partners on Bruce Power, Cameco Corporation and BPC Generation Infrastructure Trust (BPC), have severally guaranteed one-third of certain contingent financial obligations of Bruce B related to power sales agreements, a lease agreement and contractor services. In addition, TransCanada and BPC have each severally guaranteed one-half of certain contingent financial obligations of Bruce A related to a sublease agreement and certain other financial obligations. The Company’s exposure under certain of these guarantees is unlimited.

In addition to the guarantees for Bruce Power, the Company and its partners in certain other jointly owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities related primarily to redelivery of natural gas, PPA payments and the payment of liabilities. For certain of these entities, any payments made by TransCanada under these guarantees in excess of its ownership interest are to be reimbursed by its partners.

The carrying value of these guarantees has been included in other long term liabilities. Information regarding the Company’s guarantees is as follows:

at June 30, 2013 (unaudited - millions of Canadian $)	Term	Potential Exposure1	Carrying Value

Bruce Power	ranging to 20192	713	9
Other jointly owned entities	ranging to 2040	41	9
		754	18

1	TransCanada’s share of the potential estimated current or contingent exposure.
2	Except for one guarantee with no termination date that has no exposure associated with it.

12.	Subsequent Events

On July 2, 2013, TransCanada completed the sale of a 45 per cent interest in each of Gas Transmission Northwest LLC (GTN LLC) and Bison Pipeline LLC (Bison LLC) to TC PipeLines, LP for an aggregate purchase price of US$1.05 billion, which included US$146 million of long-term debt for 45 per cent of GTN LLC debt outstanding plus closing adjustments for working capital of $17 million. GTN LLC and Bison LLC own the GTN and Bison natural gas pipelines, respectively.

In July 2013, TransCanada issued US$500 million of three-year London Interbank Offered Rate-based floating rate notes maturing on June 30, 2016, bearing interest at an initial annual rate of 0.95 per cent.

Also in July 2013, TransCanada issued $450 million of ten-year and $300 million of 30-year senior notes maturing on July 19, 2023 and November 15, 2041, bearing interest rates of 3.69 and 4.55 per cent, respectively.

In July 2013, TC PipeLines, LP entered into a five-year, US$500 million term loan, maturing July 2018.